                                                                    EXHIBIT H(3)

                                  SCHEDULE I

                          TO ADMINISTRATION AGREEMENT
              DATED FEBRUARY 22, 1995 (AS REVISED APRIL 11. 1995)
                                    BETWEEN
              THE BEAR STEARNS FUNDS AND BEAR, STEARNS & CO. INC.

      Name of Series                 Annual Fees as a           Last Approved            Must be Approved By
      --------------                   Percentage of            -------------            -------------------
                                     Average Daily Net
                                          Assets
                                          ------
S&P Stars Portfolio                  .15 of 1%             February 7, 2000              March 31, 2001

Large Cap Value Portfolio            .15 of 1%             February 7, 2000              March 31, 2001

Small Cap Value Portfolio            .15 of 1%             February 7, 2000              March 31, 2001

Total Return Bond Portfolio          .15 of 1%             February 7, 2000              March 31, 2001

The Insiders Select Portfolio        .15 of 1%             February 7, 2000              March 31, 2001

Prime Money Market Portfolio         .15 of 1%             February 7, 2000              March 31, 2001

Focus List Portfolio                 .15 of 1%             February 7, 2000              March 31, 2001

High Yield Total Return Portfolio    .15 of 1%             February 7, 2000              March 31, 2001

International Portfolio              .15 of 1%             February 7, 2000              March 31, 2001

Balanced Portfolio                   .15 of 1%             February 7, 2000              March 31, 2001

Emerging Markets Debt Portfolio      .15 of 1%             February 7, 2000              March 31, 2001